Exhibit 99.1

CORPORATE PROMISSORY NOTE

$23,000	May 9, 2013

Ensurge, Inc., a Nevada Corporation, promises to pay to the order of Workhorse Capital Leasing LLC, a Utah limited liability company, at such place as the holder hereof may designate in writing, the sum of Twenty-three Thousand Dollars ($23,000), with interest thereon at the rate of twenty-two percent (22%) a.p.r., principal and interest due on October 31, 2013.

Prepayment of this note with interest to date of payment may be made at any time without penalty.

           If default is made in the payment when due, then the whole sum, together with interest shall become immediately due and payable at the option of the payee, without notice.

In the event of commencement of arbitration or suit to enforce payment of this note, the undersigned agrees to pay costs incurred and such additional sum as attorney's fees as the court may adjudge reasonable.

ENSURGE, INC.

_________________________
Jeff Hanks, President